U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                             Form 3

                 INITIAL STATEMENT OF BENEFICIAL
                     OWNERSHIP OF SECURITIES

        Filed pursuant to Section 16(a) of the Securities
    Exchange Act of 1934, Section 17(a) of the Public Utility
          Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

          J.R. Simplot Self
          Declaration of Revocable Trust
          999 Main Street
          Boise, ID  83702

2.   Date of Event Requiring Statement (Month/Day/Year)

          11/3/99

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4.   Issuer Name and Tickler or Trading Symbol

          IMC Global, Inc. (IGL)

5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          [__]  Director
          [ X]  10% Owner
          [__]  Officer (give title below)
          [__]  Other (specify below)

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6.   If Amendment, Date of Original (Month/Day Year)

          n/a

7.   Individual or Joint/Group Filing (Check Applicable Line)

          [ X]  Form filed by One Reporting Person
          [__]  Form filed by More than One Reporting Person


     TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.   Title of Security (Instr. 4)

          Common Stock

2.   Amount of Securities Beneficially Owned (Instr. 4)

          11,574,338

3.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 5)

          D - 9,727,738
          I - 1,846,600

4.   Nature of Indirect Beneficial Ownership (Instr. 5)

          As director of J.R. Simplot Foundation



       TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
 (e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)

          n/a

2.   Date Exercisable and Expiration Date (Month/Day/Year)

          n/a


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3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)

          n/a

4.   Conversion or Exercise Price of Derivative Security

          n/a

5. Ownership Form of Derivative Securities: Direct (D) or Indirect (I) (Instr. 5)

          n/a

6.   Nature of Indirect Beneficial Ownership (Instr. 5)

          n/a

Date:  November 11, 1999      J.R. Simplot
                              Self-Declaration of Revocable Trust



                              By   //s// J.R. Simplot
                              -----------------------------------
                                   J.R. Simplot, as Trustee


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